Exhibit (p)(5)

Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Peritus I Asset Management, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Peritus I Asset Management, LLC and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Peritus I Asset Management, LLC and its employees owe a fiduciary duty to Peritus I Asset Management, LLC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Peritus I Asset Management, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Peritus I Asset Management, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Peritus I Asset Management, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Peritus I Asset Management, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Peritus I Asset Management, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Peritus I Asset Management, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Peritus I Asset Management, LLC. Peritus I Asset Management, LLC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Peritus I Asset Management, LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Peritus I Asset Management, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Peritus I Asset Management, LLC shall endeavor to maintain such information on a confidential basis.

The Chief Compliance Officer shall periodically report to senior management of Peritus I Asset Management, LLC to document compliance with this Code.

Access Persons

For purposes of complying with Peritus I Asset Management, LLC’s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

Chief Compliance Officer Designee

In accordance with regulatory requirements, each access person’s personal trades (including preclearance requests and post-trade monitoring) and associated reports may be reviewed by the Chief Compliance Officer and/or such other persons authorized by the CCO as the access person’s designated reviewer.

The CCO has identified the following individual(s) as their designee: The Office Manager who will do the initial preparation of the employee trading reports and review them with the CCO with final review and sign-off by the CEO.

Standards of Business Conduct

Peritus I Asset Management, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Peritus I Asset Management, LLC’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Peritus I Asset Management, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Custodial Account Reporting

All access persons are required to notify the Compliance Department prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

1.	Account Name

2.	Name of Broker, Dealer or Bank

3.	Date Established (or)

4.	Date Closed

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Peritus I Asset Management, LLC, the Firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Peritus I Asset Management, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Peritus I Asset Management, LLC’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Peritus I Asset Management, LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. Peritus I Asset Management, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service(s) that the client requested or authorized, or to maintain and service the client’s account. Peritus I Asset Management, LLC shall require that any financial intermediary, agent or other service provider utilized by Peritus I Asset Management, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Peritus I Asset Management, LLC only for the performance of the specific service requested by Peritus I Asset Management, LLC;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Peritus I Asset Management, LLC, or as otherwise required by any applicable law. In the event Peritus I Asset Management, LLC is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Peritus I Asset Management, LLC shall disclose only such information, and only in such detail, as is legally required; and

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Peritus I Asset Management, LLC, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver Peritus I Asset Management, LLC’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Peritus I Asset Management, LLC, must return all such documents to Peritus I Asset Management, LLC.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Peritus I Asset Management, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	the Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Peritus I Asset Management, LLC’s services to clients;

•	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Peritus I Asset Management, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Peritus I Asset Management, LLC has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC’s adoption of Regulation S-ID: Identity Theft Red Flag Rules, all ‘financial institutions’ and ‘creditors’ (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts (“covered accounts”). Peritus I Asset Management, LLC has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Peritus I Asset Management, LLC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

Social Media

Social media and/or methods of publishing opinions or commentary electronically are dynamic methods of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the Firm. Accordingly, Peritus I Asset Management, LLC seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Approved Participation: Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

Employee Usage Guidelines, Content Standards and Monitoring

•	Unless otherwise prohibited by federal or state laws, Peritus I Asset Management, LLC will request or require employees provide the CCO or other designated person with access to such approved social networking accounts.

•	We maintain a database containing approved communications that may be used on social networking sites.

•	Static content posted on social networking sites must be preapproved by the CCO or other designee.

•	Employees are prohibited from:

o	Posting any misleading statements; any information about our Firm’s clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our Firm; or trading activities;

o	Soliciting comments or postings regarding Peritus I Asset Management, LLC that could be construed as testimonials;

o	Soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client’s recommendation to their LinkedIn profile; and

o	Employees cannot link from a personal blog or social networking site to Peritus I Asset Management, LLC’s internal or external website.

Use of Personal Sites

Peritus I Asset Management, LLC prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Peritus I Asset Management, LLC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Peritus I Asset Management, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Peritus I Asset Management, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Peritus I Asset Management, LLC), while in the possession of material, nonpublic information, nor may any personnel of Peritus I Asset Management, LLC communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Peritus I Asset Management, LLC’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Peritus I Asset Management, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•	Do not communicate the information inside or outside the Firm, other than to the CCO.

•	After the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Peritus I Asset Management, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Peritus I Asset Management, LLC must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Peritus I Asset Management, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Peritus I Asset Management, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted list.” Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

The CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

Preclearance

Peritus I Asset Management, LLC has instituted a policy whereby supervised persons are prohibited from purchasing any reportable securities for a covered account unless preclearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to either the CCO or other designee. A supervised person is permitted, without obtaining preclearance, to purchase or sell any exempt (non-reportable) security.

A supervised person may, directly or indirectly, dispose of beneficial ownership of such reportable securities only if such purchase or sale has been approved by the CEO or his or her designee and the approved transaction is completed within the Firm’s permissible trade window of 1 days. If, however, the trade is not executed within the trade window, the approval lapses and the request for the proposed transaction must be resubmitted.

Clearance for such transactions must be obtained by completing and signing the Preclearance Form provided for that purpose by the CCO. The CCO and CEO monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Personal Securities Transactions

General Policy

Peritus I Asset Management, LLC has adopted the following principles governing personal investment activities by Peritus I Asset Management, LLC’s supervised persons:

•	The interests of client accounts shall at all times be placed first;

•	All personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

The Code of Ethics rule mandates pre-approval of the following types of investments:

Pre-Clearance Procedures

Employees must have written clearance for ALL transactions (buys or sells) in Securities before completing the transactions. Peritus reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed Employee transaction for a number of reasons, including, but not limited to: conflicting sides of a transaction with Clients; violation of a confidentiality agreement; and the proposed transaction is before an intended Client trade program.

Employees shall either complete Peritus’ Personal Trading Pre-Clearance Form (See Attachment A) when requesting a trade in most securities or may use an email body to request the trade by providing the same information, or the Private Placement and IPO Request and Reporting Form (See Attachment B) when requesting a trade in a Private Placement or IPO, and then shall email that request with the attached document. All pre-clearance requests must be submitted to Ron Heller, CEO, Dave Flaherty, Portfolio Manager/Trading Department, Dave Desmond, COO/CCO, and Charlotte Dodge, Office Manager. Dave Flaherty or Ron Heller can approve the trade. If neither person is available on that day, then the trade will not be approved and the request will need to be resubmitted the following day. In the event it is the CEO seeking pre-clearance, he shall request approval from Mr. David Flaherty or Dave Desmond while still copying Charlotte Dodge. In the event it is the Portfolio Manager seeking pre-clearance, he shall request approval from Ron Heller and/or Dave Desmond while still copying Charlotte Dodge. Unless otherwise noted, no pre-clearance is required for transactions taking place in the Exempted Securities noted below. Once the Personal Trading Pre-Clearance Form/email is filled out, the requesting party is to execute the request, scan, and then email the form to the Ron Heller, Dave Desmond, Dave Flaherty, and Charlotte Dodge. Approval will be provided by email from Ron Heller or Dave Flaherty per the instructions and flow noted above. The email time stamp will be utilized as the approved or denied time of the trade request. Charlotte Dodge will properly file the form on the server and in hard copy.

More specifically, regarding Peritus employees trading shares in HYLD:

•	When there are ANY creations and redemptions placed with Peritus, employees are restricted from trading shares in HYLD, and/or securities held in the Fund, for a period of two calendar days from the last date where a creations or redemptions took place. Although ETF’s typically trade close to their NAV, large flows into or from an ETF can create pricing situations that can put the manager in an advantageous position that “could” affect the unit price of a share of the fund. This two day blackout trading period will alleviate this situation.

•	If a Creation or Redemption comes in after an employee request to trade shares of HYLD, and:

o	If the employee trade has not been executed, the order will be cancelled and the employee told they will have to wait two full business days after this date to resubmit their request.

o	If the employee trade has been executed prior to Peritus receiving the notice of a Creation or a Redemption, then the trading department will properly document the timing of the two requests by submitting the two emails along with a brief explanation to Ron Heller, Dave Flaherty, Dave Desmond and Charlotte Dodge for reporting purposes.

•	The filling of any SMA accounts still applies regardless of the blackout period. All client orders must be filled prior to the filling of any employee orders.

•	Regarding employee trading in any securities in the fund itself or securities that are on the fund watch list:

o	Employee trading in names in the fund are allowed, but only after trades are filled for SMA accounts and the Fund itself. To be clear, if the Fund has positions that have not been filled, the employee order CANNOT be filled. If the Fund receives Creations or Redemptions on any particular day, the employees order cannot be filled if the trading desk has targeted the securities in question for buying into the fund or selling from the fund. Only after all Fund requirements have been filled can an employee order be filled, buying or selling.

o	UNDER NO CIRCUMSTANCES CAN AN EMPLOYEE PURCHASE SECURITIES THAT ARE ON THE FUNDS WATCH LIST.

o	UNDER NO CIRCUMSTANCES ARE THERE TO BE PRINCIPLE TRANSACTIONS FOR THE FUND.

Preclearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of the CCO and CEO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO and CEO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Blackout Periods

Supervised persons are required to adhere to Peritus I Asset Management, LLC’s policy concerning restricted trading periods that may be in place from time to time. This policy may prohibit supervised persons from engaging in transactions in securities on Peritus I Asset Management, LLC’s blackout list until the stated blackout period has elapsed.

No supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within two (2) calendar days after the date of any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within two (2) calendar days after the date an access person executed a transaction in the same security, the CCO or other designee shall review the supervised person’s and the client’s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Compliance Procedures

Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a(n) supervised person, file an initial holdings report containing the following information:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the individual becomes a supervised person;

•	The account name and the name of any broker, dealer or bank, with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a(n) supervised person.

Annual Holdings Report

Every supervised person shall, January 31, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

If, however, the access person has arranged for the CCO or other designee to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the access person to separately complete quarterly transaction reports.

Exempt Transactions

A(n) supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	The access person may be required to submit a Personal Securities Reporting Exemption form for each such account;

•	Transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan;

•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Peritus I Asset Management, LLC holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

•	Any transaction or holding report if Peritus I Asset Management, LLC has only one supervised person, so long as the Firm maintains records of the information otherwise required to be reported.

Monitoring and Review of Personal Securities Transactions

The CCO, or such other individual(s) designated in this Code of Ethics, shall monitor and review all reports required under the Code for compliance with Peritus I Asset Management, LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Peritus I Asset Management, LLC. Any transactions for any accounts of the CCO shall be reviewed and approved by the CEO, or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and shall inform such supervised persons of their reporting obligations.

Education

As appropriate, Peritus I Asset Management, LLC will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing Peritus I Asset Management, LLC to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Short-term Trading Profits

No supervised person shall profit from the purchase and sale, or sale and purchase, of the same Reportable Security of which such person has beneficial ownership within 60 calendar days if such security is also held in any fund(s) Peritus I Asset Management, LLC manages or any security held in an SMA account managed by Peritus I Asset Management. An employee will abide by the preauthorization trade request process for any/all trades. Any prohibited short-term profits are subject to disgorgement. This prohibition does not, however, apply to trades within Automatic Investment Plans that have been pre-approved in writing by the Chief Compliance Officer or other designee. Furthermore, if a pattern of short-term trading is detected, that is determined to be excessive or problematic; the Firm reserves the right to impose additional restrictions on such access person’s personal trading.

Personal Securities Trading Limitations

As previously stated, Peritus I Asset Management, LLC’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty includes first and foremost the duty at all times to place the interests of clients first. As such, Peritus I Asset Management, LLC expects its employees to work diligently in meeting client expectations.

While Peritus I Asset Management, LLC respects the need and importance of an access person’s ability to personally invest in the securities markets and manage their personal trading, the Firm also recognizes that excessive trading can impede the ability of an individual to fulfill his or her primary obligation to our clients. Accordingly, our Firm policy is to limit the number of permissible transactions an access person may make to 20 within a 30 day timeframe.

Any questions concerning this policy should be directed to the CCO and CEO.

Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee’s consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Accordingly, Peritus I Asset Management, LLC restricts an access person’s ability to purchase securities on margin and all such preclearance requests shall be subject to manual review. Peritus I Asset Management, LLC retains the authority to approve or deny any such requests on a trade-by-trade basis.

Limit Orders

Peritus I Asset Management, LLC’s policies prohibit access persons from placing a “good until cancelled” order or any limit order other than a “same-day” limit order. All preclearance requests seeking preapproval for placement of a limit order shall be subject to manual review. Peritus I Asset Management, LLC retains the authority to approve or deny such requests on a trade-by-trade basis.

Participation in Affiliated Limited Offerings

As Peritus I Asset Management, LLC currently neither sponsors nor manages private funds, any access person seeking to invest in a limited offering must submit a preclearance request, providing full details of the proposed transaction. Such requests shall be manually processed by the CCO or the access person’s designated reviewer who shall obtain additional information, including the source of the investment opportunity in order to evaluate any potential conflicts of interests. The CCO and/or designated reviewer may also consult with one or more portfolio managers to determine whether they have any foreseeable interest in investing in the security on behalf of Firm clients.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership of any securities of such issuer;

•	Any contemplated transaction by such person in such securities;

•	Any position with such issuer or its affiliates; and

•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Peritus I Asset Management, LLC’s clients. Where board service or an officer position is approved, Peritus I Asset Management, LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Peritus I Asset Management, LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Peritus I Asset Management, LLC’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of Peritus I Asset Management, LLC;

•	Supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving Peritus I Asset Management, LLC, or that others might reasonably believe would influence those decisions;

•	Modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature. The Employee must be accompanied to the event by the giver, or the employee must accompany a client or prospect to the event in order for the event NOT to be considered a gift. If the estimated cost of the meal, event, etc. is greater than $100, the Employee must report his/her attendance at the event to the CCO on Attachment G. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

•	Employees’ Receipt of Gifts - Employees may not accept gifts over $100 (either one single gift, or in aggregate on an annual basis). All gifts received must be reported to the CCO by completing Attachment G. Gifts can be meals, sporting events and other entertainment events where the giver is not in attendance with the receiving party. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to Peritus’ offices by service providers to be shared by all employees in the business.

•	Peritus’ Gift Giving Policy – Peritus and its Employees are prohibited from giving gifts that may be deemed as excessive and gifts cannot exceed $100 on an annual basis, and must obtain approval to give any gifts (either one single gift, or in aggregate on an annual basis) to any Client, prospective client or any individual or entity that Peritus is seeking to do business with, e.g. if an employee gives a $25 Starbucks card to a Financial Advisor, that gift must be reported and that employee may not give additional gifts to that FA in excess now of $75 for that calendar year.

•	Gifts of de minimis value (e.g., pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g., umbrellas, tote bags or shirts) are not subject to the $100 per person annual gift limit and are not subject to reporting under this policy as loag as its value is substantially below the $100 limit. In addition, giving or receiving nominal or promotional items in bulk can be considered a gift and wold be subject to the $100 limit and it must be reported pursuant to this policy. Business Development and Educational Items, such as software packages containing fund date for broker-dealer use, may not be subject to the $100 limit but must be associated with activities related to the products and cannot be preconditioned on the achievement of a sales target.

•	Personal gifts that representatives give or receive (e.g., wedding gifts, congratulatory gifts or the birth of a child or holiday gifts) must be reported on the Gift Log unless there is a pre-existing family or personal relationship between the person giving the gift and the recipient. Therefore, all personal gifts that are reimbursed or expensed must be reported on the gift log.

•	Further, if a hosting representative is not present, then it is a gift to the recipient and subject to the $100 limit. Representatives cannot reimburse attendees or their guests for transportation, parking and lodging expenses in connection with the entertainment and representatives cannot reimburse attendees for office parties or for personal celebrations.

•	The CCO will track all reportable entertainment and gifts via Attachment H.

•	Peritus I Asset Management, LLC’s policy prohibits supervised person seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of Peritus I Asset Management, LLC without obtaining pre-approval from the CCO or alternate designee.

•	These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Peritus I Asset Management, LLC.

•	The gift reporting requirements are for the purpose of helping Peritus I Asset Management, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

(Note: Dual registrants sometimes use a $100 gift threshold for all employees based on FINRA Rule 3220), must obtain consent from the CCO or alternate designee before accepting such gift. According to the DOL’s Enforcement Manual, gifts and entertainment from one individual or entity that have an aggregate annual value of less than $250 (and that do not violated any plan policy or provision) are considered “insubstantial” and are generally not treated as violations of Section 406(b)(3). Advisers are required to report gifts to certain Taft-Hartley plan trustees to the DOL (e.g., payments of $250 or more per year per person must be reported on Form LM-10).

Political Contributions

In July 2010, the SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘covered associates’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following summarizes Peritus I Asset Management, LLC’s Political Contributions policies which are contained in their entirety in the Firm’s Policies and Procedures Manual. Accordingly, the following terms apply to these policies:

“Contribution” is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy

It is Peritus I Asset Management, LLC’s policy to permit the Firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Peritus I Asset Management, LLC recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, Peritus I Asset Management, LLC’s supervised persons are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended by Clients

Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that Peritus I Asset Management, LLC obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. Peritus I Asset Management, LLC will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, Peritus I Asset Management, LLC’s practice is to restrict, monitor and require prior approval of any political contributions to government officials.

•	The CCO, or other designee, shall determine who is deemed to be a “covered associate” of the Firm, each such person shall be promptly informed of his or her status as a covered associate;

•	The CCO, or other designee, shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate); such review may include an online search of the individual’s contribution history as part of the Firm’s general background check; and

•	At least annually, The CCO, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Preclearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of the CCO, or other designee, who has been provided with full details of the proposed contribution. Such information will be reported utilizing Peritus I Asset Management, LLC’s Political Contribution Pre-Approval Form; approval or denial of such request shall also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, Peritus I Asset Management, LLC requires covered associates to obtain preclearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

In addition, employees deemed to be covered associates are required to obtain approval from the Chief Compliance Officer, or other designee, prior to agreeing to serve on the Host Committee for a political fundraiser. Such requests will be submitted utilizing the Political Contribution Pre-Approval Form.

Covered Associates

For purposes of complying with Peritus I Asset Management, LLC’s Political Contributions policies and procedures, generally all supervised persons of the Firm are regarded as “covered associates” (as that term is defined in the preceding section) and are therefore subject to all applicable procedures and reporting obligations as set forth in this Code.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is Peritus I Asset Management, LLC’s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of Peritus I Asset Management, LLC shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Peritus I Asset Management, LLC should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What is a Rumor?

In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated?

In the context of this policy, a rumor is unsubstantiated when it is:

•	Not published by widely circulated public media, or

•	The source is not identified in writing, and

•	There has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

•	There has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated?

Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

•	As set forth in these procedures,

•	When a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally:

Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

•	When a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

•	Discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally:

Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

•	Provides the origin of the information (where possible);

•	Gives it no additional credibility or embellishment;

•	Makes clear that the information is a rumor; and

•	Makes clear that the information has not been verified.

Trading:

Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting & Monitoring:

In order to ensure compliance with this policy, Peritus I Asset Management, LLC may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of Peritus I Asset Management, LLC has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our Firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Peritus I Asset Management, LLC evidence the Firm’s unwavering intent to place the interests of clients ahead of self-interest for Peritus I Asset Management, LLC, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Peritus I Asset Management, LLC’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Peritus takes the potential for conflicts of interest caused by personal investing very seriously. As such, Peritus requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Peritus’ Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of Peritus’ Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CEO and/or CCO shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

Supervised persons may report potential misconduct by submitting a ‘Report a Violation’ form available as Attachment X . By default, the report shall be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to the CCO or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s CEO and other senior management as deemed appropriate.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Peritus I Asset Management, LLC to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of Peritus I Asset Management, LLC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Peritus I Asset Management, LLC;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons; and

•	A record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO, or designee, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to the CCO, or designee, in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to the CCO, or designee, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Definitions

For the purposes of this Code, the following definitions shall apply:

•	“1933 Act” means the Securities Act of 1933, as amended.

•	“1934 Act” means the Securities Exchange Act of 1934, as amended.

•	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

•	“Account” or “covered account” means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person’s immediate family (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

•	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

•	“Advisory persons” means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

•	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	“Beneficial interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Blackout period” represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

•	“Chief Compliance Officer” (CCO) refers to the Chief Compliance Officer of Peritus I Asset Management, LLC.

•	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

•	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

•	“Covered associate” means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and Z (iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	“Covered investment pool” means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders (“3(c)(1) funds”); (b) have only qualified purchasers (“3(c)(7) funds”); or (c) are collective investment funds maintained by a bank (“3(c)(11) funds”). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	“Front running” can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of material nonpublic information.

•	“Government entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	“Initial public offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•	“Inside information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

•	“Insider” is broadly defined as it applies to Peritus I Asset Management, LLC’s Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for Peritus I Asset Management, LLC’s purposes. A temporary insider can include, among others, Peritus I Asset Management, LLC’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Peritus I Asset Management, LLC may become a temporary insider of a client it advises or for which it performs other services. If a client expects Peritus I Asset Management, LLC to keep the disclosed non-public information confidential and the relationship implies such a duty, then Peritus I Asset Management, LLC will be considered an insider.

•	“Insider trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

•	“Investment person” means a supervised person of Peritus I Asset Management, LLC who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager’s decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Peritus I Asset Management, LLC and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

•	“Investment-related” means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

•	“Limited offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

•	“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	“Plan or program of a government entity” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	“Private fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

•	“Registered fund” means an investment company registered under the Investment Company Act.

•	“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

•	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Peritus I Asset Management, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Peritus I Asset Management, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Peritus I Asset Management, LLC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

•	“Restricted list” typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

•	“Supervised person” means any directors, officers and partners of Peritus I Asset Management, LLC (or other persons occupying a similar status or performing similar functions); employees of Peritus I Asset Management, LLC; and any other person who provides advice on behalf of Peritus I Asset Management, LLC and is subject to Peritus I Asset Management, LLC’s supervision and control.

•	“Tipping” means communication of material nonpublic information to others.

•	“Watch list securities” typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm’s securities analysts or may more broadly apply the restriction to some or all access persons.